Exhibit 99.1

To the Honorable Representative,

As Congress continues work on a Farm Bill and Energy Bill, we feel it is important for Iowa’s leaders to understand the changing dynamic impacting the biofuels industry. Our country has demanded more home-grown, renewable fuels in order to enhance energy security boost our economy and protect the environment.

In Washington, Iowa, we are proud that local leaders banned together to build a large, state-of-the-art biodiesel production facility. The same is true for many communities in the state. Unfortunately, the national media’s preoccupation with last year’s profits for ethanol companies has clouded the real economic situation for biofuels in Iowa.

Quite simply, the biodiesel industry is facing its toughest challenge to date as the “perfect storm” of high soybean oil prices, additional production capacity, and slackening demand (common for winter months) converge to eliminate profitability. You should know that at today’s spot prices it is impossible for a locally owned biodiesel plant to produce biodiesel at a profit. Many plants, like ours, are working hard just to figure out a way to keep the plant running. If nothing changes, it would not be surprising to see biodiesel plants in Iowa and around the country stop production and shutter the facilities.

Many feel the biodiesel plants most at risk are the locally owned plants like Iowa Renewable Energy. We do not have corporate cash coffers to get us through this short-term period of negative margins. Further, we do not control the biodiesel feedstock supply.

For these reasons, we are urging you in the strongest possible manner to rally your colleagues to take action this year — before it’s too late.

•	We need a Farm Bill with a strong, fully funded CCC Bioenergy Program that assists with feedstock procurement for every gallon of biodiesel produced, not just incremental “new” gallons.

•	We need a Farm Bill that requires the federal government to be the biodiesel leader by using biodiesel blends in all federal fleets.

•	We need an Energy Bill that extends the biodiesel blenders tax credit through at least 2010.

•	We need an Energy Bill that realizes the blender’s credit for exported biodiesel shouldn’t be removed overnight — allowing the biodiesel industry the opportunity to grow domestic markets.

•
We need an Energy Bill that reverses the IRS ruling that the $l/gallon blender’s tax credit applies to “co- processed” renewable diesel at oil refineries, thereby giving them an unfair advantage to corner the feedstock market.

•	A renewable fuel standard with a biodiesel carve out or a national mandate.

We firmly believe that these measures are not a “tall order.” They are what is necessary to preserve and grow the locally-owned biodiesel industry. International oil companies continue to reap huge federal government benefits after more than 100 years of immense profitability. If the Congress is serious about domestic, renewable options, then we need to enact these provisions before the locally-owned biodiesel producer runs out of operating capitol and is forced to sell off part or all of the plant equity at fire sale prices.

Please convey to your colleagues the seriousness of this situation. If Congress does not act this session to address the negative economic situation, there may not be the biodiesel industry as we know it left when you return to work next January. Literally thousands of small, often farmer, investors will be left out in the cold this winter.

We are counting on you. We stand ready to work with you to achieve positive results. Please let us know any way we can help you push for strong biofuels legislation yet this year.

Sincerely,